Exhibit 99.1

Cellectar Biosciences Reports First Quarter 2017
Financial and Corporate Performance

Madison, Wisc. (May 11, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), (the “company”), an oncology-focused, clinical stage biotechnology company, today announces financial results for first quarter of 2017. Management will host a teleconference and live webcast to review these results, including a review of corporate performance, at 4:30 PM ET today.

Summary of Q1 and Q2 2017 Accomplishments to Date:

•	Positive safety, tolerability and activity data through Cohort 3 of Phase 1 study of CLR 131 in multiple myeloma

•	Initiation of fourth cohort of Phase 1 study of CLR 131 in multiple myeloma

•	Initiation of NCI-supported Phase 2 clinical trial of CLR 131 in multiple myeloma and other hematologic malignancies

•	Consolidation of intellectual property portfolio for CLR 131 in multiple myeloma following license agreement with Wisconsin Alumni Research Foundation

•	Publication in Nature Reviews Clinical Oncology and presentation at Academic Surgical Congress, both regarding PDC platform

•	Additional intellectual property protection for CLR 131 in solid tumors in the US

•	Grant of US patent for CLR 124 in PET imaging

•	Additional US method of use patents for CLR 1501, CLR 1502 and an additional CLR 1401-boron-dipyrromethene analog for the detection of multiple cancer types

•	Japanese composition of matter patent for CLR 1501 and CLR 1502

•	Additional Japanese method of use patents granted for CLR 131 and CLR 125 in cancer stem cells

•	Appointment of John Friend as chief medical officer

•	Appointment of Doug Swirsky and Fred Driscoll to the Cellectar Board of Directors

“We continue to advance the clinical development of our lead product candidate, CLR 131, now in a fourth cohort of a Phase 1 trial for multiple myeloma, and an NCI-supported Phase 2 study in hematological malignancies. We have also successfully worked to enhance our intellectual property portfolio to protect the value in our pipeline,” said Jim Caruso, president and CEO of Cellectar Biosciences. “The additions to our management team and board underscore our commitment to progressing Cellectar strategically as we continue our clinical and preclinical development programs.”

Summary of Q1 2017 Financial Results:

Research and development expenses were $1.9 million, an increase of $0.8 million from the same period the prior year, largely a result of the increase in activities surrounding the initiation of the company’s Phase 2 clinical trial of CLR 131 in hematologic malignancies in addition to the ongoing Phase 1 trial in relapse/refractory multiple myeloma. General and administrative expenses totaled $1.0 million, consistent with Q1 2016.

The operating loss was $2.8 million, compared to $2.0 million in 2016. Net loss for the first quarter of 2017 was $2.9 million, or $0.24 per share, compared to net income of $0.8 million, or $0.96 per share, for the first quarter of 2016.

As of March 31, 2017, Cellectar reported $11.2 million in cash and cash equivalents on hand, compared to $11.4 million in cash and cash equivalents as of December 31, 2016.

Finally, the company received approximately $3 million from warrants exercised during the quarter, which extends Cellectar’s available cash and cash equivalents to fund planned operations into the second quarter of 2018. This is an improvement from the previous guidance of funding into the first quarter 2018. Additional capital will be required for operations beyond the second quarter of 2018.

Conference Call Details

Cellectar will be holding a conference call at 4:30 PM ET today to review Q1 2017 financial results, and corporate performance. The call may be accessed by dialing (888) 646-8293 (US domestic) or (973) 453-3065 (international), or participate via webcast at http://edge.media-server.com/m/p/2qdweuf4. The live and archived webcast can also be accessed via the company’s website at http://investor.cellectar.com/events.cfm.

2

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company has initiated a Phase II clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

3